Exhibit 99.2

American Eagle Outfitters, Inc.

First Quarter 2018 Earnings

Conference Call Transcript May 31, 2018

Operator: Greetings and welcome to American Eagle Outfitters First Quarter 2018 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder this conference is being recorded.

I would now like to turn the conference over to your host, Ms. Judy Meehan, Vice President of Investor Relations for American Eagle Outfitters. Thank you, you may begin.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Good morning everyone. Joining me today for our prepared remarks are Jay Schottenstein, Chief Executive Officer; Chad Kessler, Global Brand President of the AE Brand; Jen Foyle, Global Brand President of Aerie; and Bob Madore, our Chief Financial Officer.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the company’s current expectations or beliefs. Results actually realized may differ materially based on risk factors included in our SEC filings. The company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise except as required by law.

Also please note that during this call and in the accompanying press release certain financial metrics are presented on both a GAAP and non-GAAP adjusted basis. Reconciliations of adjusted results to the GAAP results are available in the tables attached to the earnings release, which is posted to the company’s website, at www.ae.com in the Investor Relations section. Here you can also find the first quarter investor presentation.

Consistent with the retail calendar and the 53rd week last year the first quarter’s financial report and discussion today reflect the quarter ended May 5, 2018, compared to the quarter ended April 29, 2017. Comparable sales are shifted to reflect the comparable period of the quarter ended May 5, 2018, against May 6, 2017.

And now, I will turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Okay, thanks. Thanks, Judy. Yeah. Good morning everyone. Thanks for joining us today. I’m extremely pleased to see our momentum from the back half of fiscal 2017 carry into 2018. Comparable sales increased 9% in the first quarter driven by our strategic initiatives and ability to gain market share through strong brands and compelling merchandise.

This quarter marked the 13th consecutive quarter of positive comps, a real milestone for AEO, Inc. We achieved gross margin expansion, leveraged expenses and drove a higher operating margin, resulting in adjusted earnings per share growth of 44%. I’m incredibly proud of our wins and progress over the past four years. During a period of significant industry turmoil and transformation, we have successfully grown market share, built strong brand equity, and have launched an incredibly exciting new growth vehicle in Aerie.

Now a few quarter highlights. We saw broad-based strength across brands, channels and geographic regions. AE achieved a 4% comp increase and Aerie delivered a 38% comp, truly outstanding performances. All regions in the U.S. and our global markets including Canada, Mexico and Asia, were positive in the first quarter. It was very encouraging to see our brick-and-mortar store comp increase in both AE and Aerie stores. We drove improved conversion and outpaced mall traffic.

The team’s increased focus on elevating the customer experience, driving key sales metrics and having a positive impact on our business. We saw exceptional growth in our digital business with sales rising 20%, marking our 13th straight quarter of double-digit increase. Ongoing investment in technology and omni capabilities are delivering strong returns. The digital business now stands at 29% of our business, 300 basis points above last year.

On the last conference call, we introduced key strategies to drive long-term growth and value for AEO. Those growth vehicles include: leverage our leading position in AE jeans and bottoms to grow market share; accelerate Aerie growth; strengthen our customer connection; deliver financial returns. I am pleased to say that our execution on those strategies fueled our results during the first quarter.

First, within the AE Brand, we achieved our 19th straight quarter of record jeans sales. Our strength in this important lifestyle category has been the foundation of our long-term success and the primary reason why American Eagle is a market leader today. We remain highly focused on developing the very best new fabrics, fits and styles to continue to be the leader in jeans. We also are looking beyond bottoms to ensure we have the best merchandise offering across categories. Our upcoming product lines are terrific and we see further runway to fuel the American Eagle brand.

Now, let me turn your attention to Aerie, the next pillar of our growth strategy. After starting a body positivity movement, Aerie is nothing short of spectacular, delivering record growth rates and gaining market shares in the intimates space. Our customers have a strong emotional connection to Aerie. As Jen will review in more detail, we have been thrilled with our growing customer base and response to expanded product offering. Additionally, our new store design is exceeding expectations. Needless to say, I couldn’t be more excited about the future of Aerie. We are still in the very early stages of growth. We know we have something really special here and we continue to fuel Aerie’s growth to $1 billion and way beyond that.

Across brands, we are focused on strengthening customers’ connections, the third pillar of our growth strategy. In 2018, we’ll continue to deepen our connection with customers through our unique marketing campaign, AE X ME and the Aerie Real, as well as our loyalty program, AEO Connected. Through new store designs, we are improving the store experience and are making ongoing investments in our digital channels to deliver the best shopping sites for our customers.

Our fourth pillar, deliver financial returns, is top of the mind across the organization. As Bob will expand upon in his comments, driving growth and strengthening margins and leveraging our fixed expenses are top priorities. We delivered against these priorities in the first quarter. Yet, we see more opportunities ahead. The teams are seeking efficiencies across operations, stronger ROIs on projects and margin opportunities.

Our strong financial position and free cash flow enable us to repurchase 2.3 million shares. Combined with our dividend, we returned $69 million to shareholders in the first quarter. AEO is an industry leader with the best brands in retail today and outstanding growth ahead. Our goal is to continue to create great product and brand experiences for our customers to enjoy every day. I’d like to congratulate and thank the entire team for their significant contribution and accomplishments over the past several years. As I look ahead, I am excited about the next phase of growth as we continue executing our strategies and delivering return to shareholders.

Thanks. And now, I’d like to turn the call over to Chad.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks, Jay. Good morning, everyone. As Jay indicated, driving growth through the American Eagle brand is a key pillar of our strategic plan. I am pleased to say we delivered on that pillar once again this quarter. We posted a 4% comp increase and a higher gross margin. American Eagle continues to attract customers with our strong brand positions and compelling merchandise. We saw broad-based strength across regions and it was great to see AE stores comp positively for the second consecutive quarter. Our stores outpaced mall traffic and delivered a positive 3% comp. The digital channel was also strong and double-digit increases continue.

I’m thrilled with the ongoing strong performance of our jeans and pants categories. With the power of these core businesses, each season, we widen our competitive moat and set the AE Brand apart. During this particularly cool spring, the strength in jeans and bottoms made up for softer demand in seasonal goods such as shorts and bare knits. As weather improved since the latter part of April, we’ve seen a meaningful pickup in seasonal spring categories, and I’m pleased with the overall performance of our spring and summer collections.

In the first quarter, we delivered healthy sales comps across genders, with women’s up 3% and men’s rising 7%. Our women’s creative teams continue to develop assortments that inspire our customers. An area of opportunity is women’s accessories. Similar to men’s tops a year ago, I believe we are at an inflection point. With new talent and new product strategies, we are seeing improvement and are focused on rebuilding accessories into a growth category. In men’s, we have made great progress. Bottoms remain strong, tops are back on track and I believe there’s significant opportunity ahead for growth and profit improvement.

Work on our third strategic pillar, strengthening the customer experience, remains a priority. AE X ME is building customer engagement, creating a stronger connection between our customers and our brand. We are evolving our new store design and look forward to opening our first mall store in Boston this summer. This store will incorporate learnings from AE Studio to update and elevate the in-store experience and better showcase our leading product lines, especially jeans.

Turning to our loyalty program, AEO Connected, since the launch six months ago, we’ve hit our new enrollment targets while seeing dollar spend, overall transactions and jeans purchases per member increase. Additionally, we are creating unique customer experiences to deepen the emotional connection to our brand. As an example, through Live Nation, we are sponsoring the Governors Ball and Lollapalooza music festivals. With another music partner, we are supporting emerging artists and we’ll showcase their musical journey while they wear AE jeans. Both partnerships will offer unique experiences for our best loyalty customers.

The American Eagle brand is setting standards for innovation, style, quality and value, and we will continue to raise the bar. The team is focused on ensuring we have the right product and styles to complement our jeans business. This fall, we are delivering a curated collection of great fashion to inspire our customers to take what we make and make it their own. We ended 2017 with over $3 billion in revenue. Our sights are set on the next billion and beyond, and we’re off to a great start in 2018. Thanks to the team for their hard work and dedication, setting the stage for a strong year for American Eagle.

Now I’ll turn it over to Jen.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks, Chad, and good morning, everyone.

Well, this is another outstanding quarter for Aerie. We registered the first quarter comparable sales gain of 38%, our highest growth rate yet and the 38% built on a 25% increase last year. This marked our 14th consecutive quarter of double-digit sales growth and Aerie is simply on fire. We are so excited and I remain and the team highly-focused on fueling ongoing momentum.

During the first quarter, I was very pleased to see consistent performance and broad-based strength across all four formats. In fact, this was the second quarter in a row in which both stand-alone and side-by-side store formats posted over 20% comp growth. Aerie’s online business is simply spectacular, producing a nearly 50% sales gain in the quarter.

All areas of the business are growing. We posted record sales volume in a number of categories, including core bras, undies, apparel and swim in the first quarter. Performance was led by continued newness across all categories and the team’s focus on building outfitting and all around the Aerie lifestyle. Our customers appreciate the collections foundation of cozy, casual, comfortable and active, while also focusing on body positivity and inclusion. We build merchandise assortments for a diverse body type. This is at the very core of our DNA and really loved by our customers.

Our brand awareness continues to expand with more impressions and social media followers. #AerieREAL is very powerful and a movement and we are reaching new customers every day. Our role models including Yara Shahidi, Aly Raisman and Iskra Lawrence are highly relevant and brand ambassadors. They have been actively supporting Aerie through our campaigns and grassroot events such as our in-store Aerie Real Talks.

In the first quarter, once again we registered double-digit increase in our customer file and over the past year, we have added over 3.5 million new customers. Not only are we acquiring customers at a steady pace, but we are also improving our customer retention rates. Also, as Jay mentioned, accelerating Aerie is a key growth initiative within the AEO’s strategic plan. Clearly, we are delivering on that goal and we are at the very early stages of this amazing growth opportunity. In addition to new product launches and strong customer engagement, we are expanding into new markets in North America.

Additionally, we are improving on our existing market presence with a number of renovations into our new store design. We are thrilled with the initial performance and customer feedback on this new design. Recent openings on 58th and Lexington in New York City and in new malls in Raleigh and Nashville, they are definitely exceeding expectations. We’re looking forward to our continued expansion plans, which also includes our new Soho store on Spring Street opening in July.

Not only are these stores driving strong initial in-store selling, they are also elevating the performance of our online results within the markets. We are on track to open a total of 35 to 40 stores this year. We kicked off the year with strong business momentum. Our highly capable and talented teams continue to leverage Aerie’s unique brand platform and drive product innovation and newness. We are well positioned for continued growth into 2018 and beyond as we drive towards our next milestone of $1 billion. As always, I thank my team. They’re amazing. Thank you for your unwavering dedication to Aerie and the future is #AerieREAL.

Thank you. And now I’ll turn over to Bob.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks, Jen, and good morning, everyone.

We continue to make excellent progress across our business in the first quarter, building on the momentum we saw in the latter half of last year. Despite cool weather, we saw broad based sales gains across brands, channels and geographic regions in the quarter. In addition to consistent top line gains, we posted higher margins, achieved expense leverage, grew adjusted operating income by 23% and delivered adjusted EPS growth of 44%.

My comments will focus on the adjusted first quarter financials which exclude certain items as detailed in the press release and tables on pages 4 through 7 of the investor presentation.

Total revenue increased $61 million, rising 8% to $823 million from $762 million last year. As a reminder, last year’s total net revenue included a one-time benefit of approximately $5 million received from the termination of a licensing agreement with a third party operator.

Comparable sales, which are based on the shifted retail calendar, increased 9% compared to the same period last year. Additional sales information can be found on page 9 of the investor presentation.

By brands, first quarter American Eagle comps were up 4% and Aerie comps increased 38%. I’m pleased to note that brick-and-mortar stores for both brands posted positive comps this quarter, continuing the trend from the fourth quarter. On a consolidated basis, stores increased in the mid-single digits with positive comps across all geographic regions in the U.S., as well as our company-owned international markets, Greater China, Canada and Mexico.

Digital sales rose 20%, reaching 29% of total revenue, up 300 basis points from 26% last year. We saw the biggest increases coming from our app and mobile channels, with combined – which combined now represent approximately half of our digital business. Regarding our quality of sales metrics, it was a very healthy quarter. On a consolidated basis, improved traffic and conversion led to an increase in transaction counts. The transaction value and average unit retail price also increased over last year due to favorable sales mix and controlled promotional activity.

Total gross profit increased 10% to $304 million from $278 million last year. Continuing the progress we made throughout last year, we saw sequential margin improvement and a higher year-over-year rate. The gross margin rate increased 50 basis points to 37% of revenue. This reflects rent leverage and a favorable markdown rate, partially offset by increased digital delivery expense.

Selling, general and administrative expense of $210 million improved 10 basis points to 25.5% as a rate of revenue driven by strong comp sales. Store compensation, mainly due to higher sales and wage increases as well as incentive expense, drove the majority of the dollar increase from $195 million last year.

Depreciation and amortization increased $1.5 million to $42 million and leveraged 20 basis points to 5.1% as a rate-to-revenue. Adjusted operating income rose 23% to $52 million from $42 million last year. The operating margin improved 80 basis points to 6.4% as a rate of revenue. I’m pleased to see the improvements for operating rate, which was driven largely by strong sales and the leveraging of expenses.

Unseasonable weather this quarter affected selling mix, which limited the upside to our margins. This is clearly an opportunity as we look ahead, as well as continuing to see expense efficiencies and savings across the organization.

The effective tax rate decreased to 22.1% compared to 33% last year, mostly reflecting the impact of U.S. tax legislation. Adjusted EPS of $0.23 increased 44% from $0.16 last year. Adjusted earnings excluded restructuring charges of $1.6 million or approximately $0.01 per share, consisting primarily of corporate severance.

Now regarding inventory, which can be found on page 10 of the investor presentation, we ended the quarter with inventory at costs of $404 million, up 11% from last year, which is in line with our expectations. Approximately one-third of the increase reflects additional inventory units held to support the company’s clearance store strategy. Additionally, strong sales trends in the American Eagle jeans and long bottoms and Aerie apparel contributed to the increase.

Looking forward, we expect second quarter ending inventory to be up in the high-single digits. Capital expenditures totaled $47 million in the first quarter, and we continue to expect CapEx to be in the range of $180 million to $190 million for the year. Roughly half of the spend relates to store remodeling projects and new openings and the balance to support the digital business, omni-channel tools and general corporate maintenance.

As a result of our strong free cash flow, we ended the quarter with total cash and investments of $310 million, up $85 million or 38% compared to $225 million last year. This was after we invested $47 million in CapEx, $45 million in share repurchases and $24 million in dividends to shareholders.

Looking at our real estate portfolio, we’re on track to open a total of 35 to 40 Aerie stores this year and approximately five AE stores net of closures. As I indicated previously, our store fleet is very healthy, with over 93% profitable at the operating level. We also have lease flexibility with nearly 700 stores up for lease negotiation through fiscal 2021. Of these stores, over 58% are in B and C malls. Additional store information can be found on pages 13 through 15 in the investor presentation.

Now, looking ahead to the second quarter, we continue to be pleased with the pace of our business. We expect second quarter EPS of $0.27 to $0.29 per share based on comparable sales in the positive mid-single digits. This guidance assumes continued improvement to our gross margin and leveraging of fixed expenses. We expect a tax rate of approximately 23%. Our second quarter guidance compares to adjusted earnings per share of $0.19 last year and excludes potential impairment and restructuring charges.

We’re very happy with the start of the year. As the teams discussed, we’re very focused on our strategic initiatives and believe we will continue to show financial returns to our shareholders. Thank you.

And now, we’d like to take your questions.

Operator: Thank you. [Operator Instructions] Our first question comes from the line of Brian Tunick with RBC Capital Markets. Please proceed with your question.

Kate Fitzsimons – RBC Capital Markets LLC Analyst: Yes. Hi. This is Kate on for Brian. Thanks for taking our questions. Congrats on the strong results. I guess my first question would be on Aerie. Did any one category lead the way? And just if I could dig a little bit deeper into the swim business and the size of that today and what its growth rate was here in Q1. And then also, what are you seeing on merch margin basis in that brand relative to AE? Thank you very much.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Hi. How are you? It’s Jen. And really, as I mentioned in the script or the opening remarks, our every business is really on track and leading the way. I mean, we have so much growth opportunity in all of our categories, including apparel, which is our Chill. Play. Move. category, leggings and sweats. Everything is just really outperforming, including swim. It was a tough business seasonally, but I will say swim still really performed for the business.

So that said, I mean, I always say this, but we’re only in 15 states. So the majority of our customers haven’t even seen what we have to offer in this brand. And we really need to get our brand out there and really show these customers and show the world what we have to offer in all these categories. We’re a lifestyle brand and we’re proud of that, with always bras being at the core of what we do.

And from a margin perspective, Aerie’s accretive to the company. We had amazing flow-through this year and we continue to have continued leverage on our expenses. And our flow-through, we plan on just continuing maximizing as years go on. We’ve only just begun. We’re going to get this brand to $1 billion and we’re going to continue to leverage.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, and just to clarify that a little more on the margin comparison between these two brands, they’re very comparable. So in addition to what Jen said, as far as Aerie continuing to drive positive flow-through, the gross margin rates between the brands are very similar.

Jay Schottenstein– American Eagle Outfitters, Inc. – CEO: And what I’ll also add, Bob, is what Jen said, it takes a few years to build a certain base like in the volume and we did a comparison between Aerie and its current volume and what American Eagle years ago was the current volume, it’s amazing how similar they are as far as all their metrics. So from my standpoint, we’re just in the early stages of Aerie. I’m very proud of the Aerie team. I think Jen and her team has done an excellent job. I mean, this is a real dedicated team. They have all the excitement. They live the life. They believe in the message and this is a real movement going on.

Kate Fitzsimons – RBC Capital Markets LLC Analyst: Great. Congrats on the strong results.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thank you.

Operator: Thank you. Our next question comes from the line of Oliver Chen with Cowen & Company. Please proceed with your question.

Oliver Chen – Cowen & Company Analyst: Hi. Great results. What are your thoughts about the AE Connected program and the opportunities to continue to leverage that and use a lot of that information to continue to engage the customer as well as thinking about managing promotions in a brand accretive way? And just related to that is digital margins on a long-term basis, what are your thoughts on what can happen there as your penetration rate is really impressive and will likely continue to rise? Thank you.

Jay Schottenstein– American Eagle Outfitters, Inc. – CEO: Well, data – today, data is very, very important to everybody. We have over 20 million members. We take it very seriously here. We have data analytics scientists with us we end up hiring. We have a whole department. We study the analytics day-in, day-out. And we’re figuring out what our customer really likes, how to speak to them, what channels to speak to them through and it’s a continuing challenge.

I mean, at the end of the day, the groups have the best data win and we understand that and we made a major commitment, whether it’d be on our digital sites, we’re collecting all the data and figuring out what our customer wants and how can we give it – how can we give them things they want and make our brand more like important in their lives.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And on your question, Oliver, on the digital business, our digital business has been experiencing unbelievable growth. We’ve had 13 consecutive quarters of double-digit sales growth. Our digital business is very profitable. We continue to improve the operating margins in that business, and I will tell you different than many vertical retailers, our digital business operating margin is accretive to total company’s.

Oliver Chen – Cowen & Company Analyst: Thank you. Best regards.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks.

Operator: Thank you. Our next question comes from the line of Susan Anderson with B. Riley. Please proceed with your question.

Susan Anderson – B. Riley FBR Inc. Analyst: Hi. Good morning. Thanks for taking my call. Just a quick question on the gross margin front, good performance there despite the weather, do you feel like you could have pulled back maybe a bit more on promotions if it wasn’t for the weather? And then also, what are your expectations for promotions in the second quarter? And then I know you talked about little bit better gross margin, but how should we think about that magnitude? Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I think when we look at just the promotional environment and the weather impact, it is our goal every quarter, every week, every month to drive market share gains, while containing promotions and driving this business as profitably as we can. I think the real – a huge win for us was the strength of our jeans business and long bottoms. In Q1, with the cooler weather, we are able to drive strong results in the AE Brand even with the cooler weather, and I think we contained our promotions well, and our goal as we go forward in Q2 is to continue to try to contain promotions and leverage markdown expenses year-over-year.

Susan Anderson – B. Riley FBR Inc. Analyst: Great. That’s helpful. And one last follow up, if I could, on Aerie. Really nice comps there, and it sounds like all the new products are performing well. Just curious how has the intimate side of things been, because I know that’s been somewhat of a pressure point with some other retailers out there, so maybe if you could give some color on that. Thanks.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Yeah, intimates has been holding its own as well. We’ve definitely – we’re repositioning bras and there’s more to come in Q3 and Q4, and we feel really excited about what we’re about to present down the road as far as the product and the innovation. But we’re seeing some nice builds and momentums in core bras and undies have been simply doing great, so particularly in our synthetic side of the business. But, no, we’re pleased with that side of the business as well, and we continually want to dress her from head to toe, which is why we have also gone after the apparel side of the business.

Susan Anderson – B. Riley FBR Inc. Analyst: Great. Thank you.

Operator: Thank you. Our next question comes from the line of Kimberly Greenberger with Morgan Stanley. Please proceed with your question.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Hello. Kimberly, are you there?

Kimberly Greenberger – Morgan Stanley & Co. LLC Analyst: Sorry. I was on mute. How are you this morning? Thank you so much for taking the question. I wanted to check on if you could just – and I may have missed it, because I hopped on the call a little late, if you could give any more color on your e-commerce growth rate here in the first quarter. And did you comment specifically on the spread between comp and total sales if there was a contribution here in the first quarter from the fiscal shift in the calendar? Just understanding that would be helpful in how we should think about the cadence of that through the year.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, so this is Bob, Kimberly. Very good questions. Regarding our e-commerce growth, I think you may have missed it. We had a 20% comp in our digital business. Our Digital business represents 29% of total company’s revenues. Regarding the comp shift or the difference between total revenues and comps, we had total revenue increase of 8%, total comp performance of plus 9%. So a 1-point spread. That 1-point spread was really driven by – partially by a shift, which was mainly offset by not comping the $5 million termination payment with a licensee operator. So had very minimal impact on the quarter, total revenue versus comp revenue.

Kimberly Greenberger – Morgan Stanley & Co. LLC Analyst: And then, just how should we think about the shift in the calendar in the second quarter, third quarter? And what are you thinking about the spread between comp and total sales for fourth quarter given the loss of that extra week? Thank you so much.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, regarding the shift related to the 53rd week, we do drop a lower-volume week in the beginning of the quarter and pick up a higher volume back-to-school week in the beginning of August, which will drive approximately a 5-point spread between total revenues and comps.

Operator: Thank you. Our next question comes from the line of Anna Andreeva with Oppenheimer & Company. Please proceed with your question.

Anna Andreeva – Oppenheimer & Co. Analyst: Great. Thanks. Good morning, and congrats, guys. Two questions. First on SG&A, I think up 8% in dollar terms, a little bit higher than low-to-mid single-digit guidance. What drove that? And how should we think about the 2Q growth and maybe expectation for the full 2018? And then secondly, to Jen and to Chad, maybe remind us what you guys see as the biggest opportunities for back-to-school at both brands. Thanks so much.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, good questions, Anna. Regarding SG&A, our SG&A expense was up $15 million in the quarter. Half of that was driven by stores’ payroll, combination of two things; higher comps in brick-and-mortar retail than prior year and wage rate increases. And then there were some other minor increases. The biggest second piece contributing to that was higher incentives than Q1 of last year.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: For back-to-school, I’m not going to go into detail about the collection, but I will tell you that we will be focused on driving the jeans business in back-to-school. It’s our leading category. It’s the leading time of year to sell jeans. We’re going to make sure we have every relevant fit, a fit for every body. We are going to continue to lead the industry with innovation, quality, and value, and we’re going to have a marketing campaign highly focused on selling more jeans in back-to-school.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And for Aerie, it’s really more of the same. We’re going to continue to grow our lifestyle portion of the business while focusing, of course, on intimates. But the marketing campaign, really, I think, is going to be outstanding. The team has already shown me some previews and the blood, sweat and tears that have gone into this campaign for back-to-school, I think, we’re all going to really proud. So I’m really excited for what’s to come.

Anna Andreeva – Oppenheimer & Co. Analyst: Thank you.

Operator: Thank you. Our next question comes from the line of Janine Stichter with Jefferies. Please proceed with your question.

Janine Stichter – Jeffries LLC Analyst: With the first quarter being the 13th consecutive quarter of positive comps and that being a milestone for the company. Can you just elaborate a little bit on why you see this as a key point in the company’s history and then how you feel about the level of go-forward stability and just visibility in the business versus other periods in the company’s history?

And then just like from Chad a little more color on men’s, sounds like bottoms is driving the business, the tops are improving as well. Can you give some more details in performance by category and then where you see the biggest opportunities? Thank you.

Jay Schottenstein– American Eagle Outfitters, Inc. – CEO: Okay. Well, first of all, it’s 13 straight quarters, which is great. Our goal is to be 14 very shortly. But at this time, I see as much opportunity as I’ve ever seen in this company. I think we have great focus. I think Aerie is ready to explode. I mean, we’re at a point right now that we see the more stores we open and the more volume we do, it becomes much more accretive, like, to the earnings. So it’s in everyone’s interest to open more Aerie stores. Jen has a great enthusiasm. She has a great love for the brand. It transcends through her entire organization. They’re focused. They have excitement. So we see as a big opportunity.

We are very excited as far as American Eagle itself. We see our bottoms business getting bigger and stronger. It’s interesting, when you look at our denim business and you look at all the stores that sell denim, we’re the second biggest seller of denim in the country, which is amazing because there’s other stores that sell seven, eight brands and there’s some big chains out there, whether it be Walmart, which is maybe number one for selling denim itself, but we’re number two. Levis is number one brand, but they’re in thousands of stores, different retailers, and we’re the number two brand in the United States for selling denim.

I really believe that we have a great opportunity. I think we have a great team working the denim. I think we’re bringing new innovative fabrics there. We know what the customer wants. We’re getting great response. And I really believe the next few years we could be the number one brand in the United States of selling denim and be the number one name for denim.

It wasn’t that long ago that I didn’t have an American Eagle brand. I sold other brands. And in a short period, we went from doing zero brand 20-some years ago to today being the number two brand in the country. We’re not satisfied being the number two brand. Our goal is to be – we see the opportunity for growth to be the number one brand in the United States and that’s our goal. And we’re committed to be number one.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Definitely. In terms of men, bottoms was very strong in the quarter. We saw positive growth in both bottoms and in tops in men’s. Not going to go into the categories within each of those. But both are growing, and tops I think is – bottoms continues to build momentum like Jay just spoke to and the tops business as well as recovery with the second quarter of positive comps, so looking forward to back-to-school and the rest of the summer.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks, Janine.

Operator: Thank you. Our next question comes from the line of Janet Kloppenburg with JJK Research. Please proceed with your question.

Janet Kloppenburg- JJK Research Analyst: Hi, everybody. Congratulations on a great quarter.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks, Janet.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks, Janet.

Janet Kloppenburg- JJK Research Analyst: Jen and Chad, I wondered if you could talk a little bit about the promotional environment in the quarter and if you had to react to that. And also a little bit maybe more for Chad than Jen, on the seasonal inventory, as you’ve mentioned some softness in shorts and some of the summer categories, so just wondering if the inventories are aligned and positioned the way you’d like them to be. And just lastly for both of you, with the momentum in the business and a similar comparison, is there any real reason why comps should slow down? Just wondering, you guided to mid-single, you did a 9%. It sounds like the momentum is just terrific. Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah, Janet, we’re very positive on the business and very happy with how we came out of Q1. In terms of the promotional environment, it has continued to be very promotional out there. But our lease lines, our promotions, especially over the key Easter time period, we were less promotional in our channels than we were last year, and we’re very happy with the results. And we continue to be focused on driving sales comp and margin expansion and containing promotions where we can.

In terms of the seasonal categories, I did mention that they turned on a little bit later this year based on the cooler weather, but they have accelerated really nicely as the weather’s warmed up and we are not concerned about inventory in those seasonal categories coming through Q2.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And as we progress through the remainder of the year, you’ll see and relative to the inventory guide that I gave for next quarter, inventory levels will be much more in line as we start comping some of the jeans and long bottom investments that we started last year in Q2 and further out in Q3 and Q4.

Operator: Thank you. Our next question comes from the line of Laura Champine with Loop Capital. Please proceed with your question.

Laura Champine- Loop Capital Markets LLC. Analyst: Good morning, and thanks for taking my question. The first one’s just quick housekeeping. I think Chad mentioned that brick-and-mortar American Eagle comped up 3% and I’m wondering if traffic was positive there. But my more significant question is on the Aerie brand, which is showing phenomenal growth. Growth at this rate can create some scale challenges, so I’d love to hear from Jen sort of how they’re addressing the challenges of such a rapid growth rate in terms of supply chain, in terms of store level labor. Just what are they doing to support a continuation of the phenomenal growth you’ve had?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah. Yeah. We did say the AE stores were up 3%. Our traffic was slightly negative, but it was better than the traffic in the mall and the stores team did a fantastic job converting and leveraging the traffic we got to drive that positive comp.

Jay Schottenstein– American Eagle Outfitters, Inc. – CEO: Also, to the question about the supply, the beauty about Aerie is that Aerie has the support of the American Eagle Inc.’s sourcing division. So we source a few billion dollars of product a year, so as far as growing the Aerie business, it’s already established.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Yeah. And we actually planned. We’ve staged this business. We’ve planned this strategically. So when it comes to supply, support, store growth, everything, we’ve been planning this. So we’ve been certainly staging the people that we need to support this incredible growth, and we’ve been well ahead of the curve here. So, again, it’s in our strategic plan for the company, so we’re certainly ahead of the curve here.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: The team has done a phenomenal job supporting the growth that we’ve seen. Our issue now is making sure that we can get enough new store locations to continue and accelerate this growth. As Jen’s pointed out in the past, we only really have any real brick-and-mortar retail presence in approximately 15 states. We see a huge halo effect anywhere we open a brick-and-mortar store to our digital business. So any of this white space that exists for us is really going to represent significant incremental growth to the business, and we are looking to accelerate that.

Operator: Thank you. Our next question comes from the line of Dana Telsey with Telsey Advisory Group. Please proceed with your question.

Dana Telsey – Telsey Advisory Group LLC Analyst: Hi. Good morning, everyone, and congratulations. As you think about wages and wage pressures that are out there, how does this compare in the store versus what you see in the distribution center, too, and how you’re planning it going forward? Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, we, obviously, have experienced some wage increase really over the course of the last year, a little more than that. We’ve managed that through leveraging some of our technology and tools. We have a great workforce management tool, really allows us to focus on things like customer-to-associate coverage ratios. We’re really managing our task work outside of those power hours and really trying to eliminate some of the task work that we do or have historically done out in the field to help minimize some of the impact that we’ve seen on wages.

And, yes, we’ve seen, Dana wage increases not only in the stores, but also in distribution centers as we see more and more competition in some of the areas where we do have our distribution centers. But, again, we’ve been – we’ve really been combating that with efficiencies through automation and technology in our distribution centers in addition to our stores that I’ve mentioned.

Dana Telsey – Telsey Advisory Group LLC Analyst: Okay.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Thanks, Dana.

Operator: Thank you. Our next question comes from the line of Simeon Siegel with Nomura. Please proceed with your question

Julie Kim- Nomura Analyst: Good morning. This is Julie Kim on for Simeon. Thank you for taking our question. Just given the continued strength in e-com and the resulting increase in shipping costs pressuring gross margin, what are some of the things you can do in terms of trying to reduce the shipping costs and getting some leverage there? And separately, can you touch on the accessory opportunity you mentioned, what trends you saw in the quarter, and any improvement you saw there? Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Sure. So there are a few levers that we can pull as it relates to shipping expense. One of the bigger ones is we’ve made some significant improvements in reducing our shipments per order, which has had a positive impact on overall costs, and we’re constantly looking at delivery providers and tweaking our delivery model to combat some of the price increases that we’ve seen. I’ll be honest with you, our team has done a phenomenal job managing it through those different levers. We are not just victims of price increases. There’s things we can do in how we manage the business, drive more efficiency, and actually combat some of the pricing increases that we’ve seen.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: And in accessories, I don’t want to get into details by category, but we are seeing – we have new product strategies, we have some new visual merchandising strategies, and we are starting to see green shoots in that business and starting to see it recover and come back. So I compared it to men’s tops because last year at this time I told the group that we are starting to see that improvement in men’s tops, and I expect it to continue throughout the year, which we saw, and I feel the same way about women’s accessories. So we have opportunity to see that improvement throughout the year and hopefully see that add to the total business.

Operator: Thank you. Our next question comes from the line of Marni Shapiro with The Retail Tracker. Please proceed with your question.

Marni Shapiro- Trilea Capital Partners Analyst: Hey, everybody. Congratulations on a great quarter. It’s fantastic.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thank you, Marni.

Marni Shapiro- Trilea Capital Partners Analyst: I was curious. You talked, I think, Chad, you said after the fourth quarter that you were going to continue to go aftermarket share, but yet you’ve pulled back on promotions. So I guess how should we think about the back half of the year, both at Aerie and at Eagle, as you balance a healthier environment, not less competitive, but a healthier environment, the momentum and yet the goal to continue to really drive market share. You had a fairly lengthy conversation after the fourth quarter about that.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah, I think it continues to be our goal. We try to drive market share gains and sales growth as well as margins in every quarter. I think my comments after fourth quarter was that fourth quarter is a bit unique in terms of the extreme promotions and the slightly different group of customers that are shopping for gifts than our day in, day out customers. But our goal is to continue to grow share, to grow positive comps, but to do that in a healthy way. There does seem to be some more strength in retail today, but I think we’re really leading that strength with our brands and with our product. And so as we’re doing that and as stores are performing well and the web continues to perform, we’ll look to contain promotions where we can.

Jay Schottenstein– American Eagle Outfitters, Inc. – CEO: And we’re still marketing. When they say promotions...

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Yeah.

Jay Schottenstein– American Eagle Outfitters, Inc. – CEO: ...we are spending marketing dollars.

Marni Shapiro- Trilea Capital Partners Analyst: That’s going to be one of my questions, actually. On the marketing side, are you looking at influencers and things like that that are relevant to your customer to help kind of drive more of this market share?

Jay Schottenstein– American Eagle Outfitters, Inc. – CEO: It’s part of the mix. We have a great marketing department. That’s part of our secret sauce.

Operator: Thank you. Our next question comes from the line of Adrienne Yih with Wolfe Research. Please proceed with your question.

Adrienne Yih- Wolfe Research Analyst: Good morning. Very nicely done. Congrats.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thank you.

Adrienne Yih- Wolfe Research Analyst: You’re welcome. So a couple questions, so Chad, I wanted to know if you can talk about, number one, the evolution of this fashion shift and kind of the uptake of sort of more of a mass adoption at this point and how it specifically impacts the tops? If you already have that bottom positioning, how you can kind of generate the tops turn there and turn velocity? And then Jen, so we have Victoria’s Secret exiting about $300 million couple years ago of the swim business, PINK is now exiting a $90 million roughly swim business. Do you think you could have an all-year-round kind of swim offering through the direct channel? Thank you very much.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah, we are seeing a shift in bottom silhouettes, but it’s always our goal to drive – to have the fits for everybody. So we have customers that are at the forefront of fits and we have customers that have their favorite fits that they want to stick with. We are seeing, though, as bottom silhouettes evolve, we are seeing it impact tops and we’re able to – we anticipate that. We’re always trying to design the tops and curate the tops assortment to go with the jeans. But as we see that shift in the tops happening, we’re able to impact the tops assortment within – from as short as 30 days to maybe 60 days and we did that within Q1. We had key learnings in the beginning of February and we were able to impact new assortments coming in by the end of the quarter. So our tops team is very agile and we will always make sure that we have the most relevant tops.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And for sure, we definitely see an all-year-round swim business for Aerie. As I mentioned prior on earlier calls, we’re still only in 15 states as well. So not only on the direct channel, but as we penetrate some of the southern belt here in the business, I definitely see a year-round business in swim. And, Marni, I didn’t get a chance to answer your question prior, but it’s a good excuse for me to talk about the power of this platform, Aerie Real. And I just want to say, we started it years ago and it’s nice to see competition following, but it keeps us ahead of our game. This platform, Aerie Real, is just so powerful for the brand. And like I said, it keeps us in the forefront and we’re going to continue to surprise these customers with realness and product categories that service her.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Okay. Melissa, we have time for one more question.

Operator: Thank you. Our final question this morning comes from the line of Rebecca Duval with BlueFin Research Partners. Please proceed with your question.

Rebecca Duval- BlueFin Research Partners Analyst: Good morning. Congratulations, and thanks for squeezing me in. Just a couple of quick questions, one, are you guys – obviously denim being such a high penetration of the assortment. Are you starting to feel any pressures of some of the rising cotton prices? Or how should we be thinking about that if there’s ways to kind of combat that for you guys? And then secondly, another question on tops for you, Chad, how do you feel about the current kind of depths of some of your best sellers or the SKU count on the tops business for both men’s and women’s or do you see further opportunity for improvement there? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah, we are seeing a shift in bottom silhouettes, but it’s always our goal to drive – to have the fits for everybody. So we have customers that are at the forefront of fits and we have customers that have their favorite fits that they want to stick with. We are seeing, though, as bottom silhouettes evolve, we are seeing it impact tops and we’re able to – we anticipate that. We’re always trying to design the tops and curate the tops assortment to go with the jeans. But as we see that shift in the tops happening, we’re able to impact the tops assortment within – from as short as 30 days to maybe 60 days and we did that within Q1. We had key learnings in the beginning of February and we were able to impact new assortments coming in by the end of the quarter. So our tops team is very agile and we will always make sure that we have the most relevant tops.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Okay. That concludes our call today. Thanks for your participation and your continued interest in American Eagle Outfitters. Have a great day.

Operator: This concludes today’s teleconference. You may disconnect your lines at this time.